Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

HCA Healthcare, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $.01 par value per share	Other	10,000,000(2)	$245.05 (3)	$2,450,500,000.00	$110.20 per $1,000,000	$270,045.10

Total Offering Amounts					$2,450,500,000.00		$270,045.10

Total Fee Offsets							$0

Net Fee Due							$270,045.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of HCA Healthcare, Inc. (the “Registrant”) that become issuable under the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Represents 10,000,000 shares of the Registrant’s Common Stock that may be issued pursuant to the 2023 ESPP.
(3)

Estimated in accordance with Rules 457(h)(1) and 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of ninety (90%) of $272.28 per share, which is the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on August 21, 2023, rounded to the nearest cent. Pursuant to the 2023 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be ninety percent (90%) of the fair market value of a share of Common Stock on the exercise date.